NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NorthWestern Energy Announces Natural Gas Production Acquisition in
Bear Paw Basin, Montana

Butte, MT - September 4, 2012 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) today announced the purchase of operating and non-operating natural gas production interests in northern Montana's Bear Paw Basin from NFR Energy LLC. The purchase also includes NFR Energy's 75% interest in the Lodge Creek and Willow Creek Gas Gathering Systems.

The Bear Paw Basin purchase includes approximately 600 producing wells and two connected gathering systems with over 400 miles of pipelines in Blaine, Chouteau, Fergus and Hill Counties.  The amount of net proven developed producing reserves purchased is estimated to be 13.4 billion cubic feet (“Bcf”).  Net production attributable to the assets purchased will be approximately 1.6 Bcf in 2012, or about 8% of NorthWestern's current annual natural gas load in Montana.

The purchase price for the Bear Paw Basin assets including the interests in the two gathering systems was $19.5 million (subject to customary post closing adjustments).  NorthWestern funded the transaction with a portion of the proceeds from its August bond issuance and with internally generated cash flows.  The intent is to capitalize the asset on a long term basis at approximately 50% debt and 50% equity.

“This acquisition is part of our strategy to provide our Montana natural gas customers with a regulated source of proven supply from within our region that should help provide price stability to the gas portfolio for many years,” said CEO Bob Rowe.  “We are focused on traditional gas assets with longer and more stable production lives.”  Rowe added, “Although it's hard to think of winter at this time of year, natural gas is an efficient, reliable and cost-effective heating source. Our customers expect us to provide them with good value and we believe this investment in Montana provides very good long-term value.”

NorthWestern plans to include the cost of service for the Bear Paw Basin properties as part of its monthly natural gas supply rate adjustment on an interim basis commencing October 1, 2012; pending NorthWestern's filing with the Montana Public Service Commission for full review of the costs. This acquisition is expected to provide natural gas to ratepayers at a cost under $4/dekatherm for at least five years.

About NorthWestern Energy
NorthWestern Energy provides electricity and natural gas in the Upper Midwest and Northwest, serving approximately 668,300 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the company's website at www.northwesternenergy.com.